CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Lightspeed POS Inc. of our report dated May 20, 2021 relating to the consolidated financial statements of Lightspeed POS Inc., which is filed as Exhibit 99.3 to Lightspeed POS Inc.’s Annual Report on Form 40-F for the year ended March 31, 2021.

We also consent to the reference to us under the heading, “Interest of Experts”, which appears in the Annual Information Form for the year ended March 31, 2021, which is filed as Exhibit 99.1 to Lightspeed POS Inc.’s Annual Report on Form 40-F.

/s/ PricewaterhouseCoopers LLP

Montréal, Canada
May 27, 2021

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.
1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1
T: +1 514 205 5000, F: +1 514 876 1502, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.